                                  EXHIBIT 12.1


                Computation of Ratio of Earnings to Fixed Charges

         The following table sets forth the ratio of earnings to fixed charges of the Company for the nine months ended March 31, 2003 and March 31, 2002 and for the five fiscal years ended June 30, 2002 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges). (Dollar amounts in thousands):

                                             For the Nine
                                             Months Ended
                                               March 31           For Fiscal Year Ended June 30,
                                           ---------------- -------------------------------------------
                                             2003    2002     2002     2001     2000    1999     1998
                                           ------- -------- -------- -------- -------  ------- --------
Net earnings............................    $4,153 $  5,573 $  7,859 $  8,085  $6,424  $14,088 $ 11,455
Income tax expense......................     2,655    4,035    5,691    5,390   3,938    7,763    6,435
Interest charges........................    51,057   51,467   68,683   56,547  38,122   22,427   13,190
Amortization of debt issuance costs.....     2,113    2,722    3,600    2,514   1,734    1,012    1,171
Interest portion of rental expense......       237      263      350      440     534      232      136
                                           ------- -------- -------- -------- -------  ------- --------
Earnings available to cover fixed charges  $60,215 $ 64,060 $ 86,183 $ 72,976 $50,752  $45,522 $ 32,387
                                           ======= ======== ======== ======== =======  ======= ========
Fixed charges:
Interest charges........................    51,057   51,467    3,600 $ 56,547 $38,122  $22,427  $13,190
Amortization of debt issuance costs.....     2,113    2,722      350    2,514   1,734    1,012    1,171
Interest portion of rental expense......       237      263               440     534      232      136
                                           ------- -------- -------- -------- -------  ------- --------
Total fixed charges.....................   $53,407 $ 54,452 $ 72,633 $ 59,501 $40,390  $23,671 $ 14,497
                                           ======= ======== ======== ======== =======  ======= ========
Ratio of earnings to fixed charges......     1.13x    1.18x    1.19x    1.23x   1.26x    1.92x    2.23x
                                           ======= ======== ======== ======== =======  ======= ========